Exhibit 10.24

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (hereinafter referred to as the “Amendment”) is made this 21st day of September, 2012, by and between CWTX CORPORATE PLACE 87, L.P., a Delaware limited partnership (“Landlord”), and INTRUSION, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant are party to that certain Lease, with the Lease Reference Date of January 12, 2004 (the “Original Lease”) as amended by that certain First Amendment to Lease, dated as of September 1, 2009 (the “First Amendment”, and together with the Original Lease, the “Lease”, as may be further amended or modified from time to time), pursuant to which Landlord leases to Tenant certain premises consisting of approximately 27,777 rentable square feet with a common address of 1101 East Arapaho Road, Suite 200, Richardson, Texas, as more particularly described in the Lease (the “Premises”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Lease.

WHEREAS, the Term is scheduled to expire on December 31, 2012 and Landlord and Tenant desire to extend the existing Term for an additional fifty-two (52) full calendar months from such expiration date and to amend the terms and conditions of the Lease as hereinafter provided.

AGREEMENT:

NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and the mutual covenants set forth herein, the parties hereto agree as follows:

1.                                      Extension of Term. The Term is hereby extended for a period of fifty-two (52) full calendar months, commencing as of January 1, 2013 (the “Extended Term Commencement Date”) and expiring on April 30, 2017 (the “Extended Term”). From and after the date hereof, the “Term” shall be deemed to include the Extended Term.

2.                                      Monthly Installment of Rent.

(a)                                 Monthly Installment of Rent Schedule. Effective as of the Extended Term Commencement Date, the Annual Rent and Monthly Installment of Rent for the Premises payable by Tenant to Landlord during the Extended Term is as follows:

ANNUAL RENT and MONTHLY INSTALLMENT OF RENT:
Period		Rentable Square Footage	Annual Rent Per Square Foot	Annual Rent	Monthly Installment of Rent

From	Through

1/01/2013	4/30/2014	27,777	$13.25	$368,045.25	$30,670.44
5/01/2014	4/30/2015	27,777	$13.50	$374,989.50	$31,249.13
5/01/2015	4/30/2017	27,777	$14.00	$388,878.00	$32,406.50

Except as otherwise set forth in this Amendment, all other terms and conditions with respect to the payment of Monthly Installment of Rent, Taxes, Expenses, or any other sums due and payable by Tenant under the Lease shall remain as set forth thereunder.

(b)                                 Monthly Installment of Rent Abatement Period. Notwithstanding the foregoing subsection (a) and the Monthly Installment of Rent due and payable as set forth in the Original Lease and First Amendment, Tenant’s obligation to pay the Monthly Installment of Rent shall be conditionally abated as follows (the “Monthly Installment of Rent Abatement Period”):

From:	To:	Monthly Installment	Monthly Installment of	Monthly Installment
		of Rent	Rent Abated	of Rent
				Due and Payable
1/01/2013	4/30/2013	$30,670.44	$30,670.44	$0.00

During any Monthly Installment of Rent Abatement Period, Tenant’s obligation to pay Expenses, Taxes, and any and all other charges pursuant to the terms of the Lease shall continue in full force and effect without abatement of any kind. The abatement of Monthly Installment of Rent described above is expressly conditioned on Tenant’s performance of its obligations under the Lease throughout the Term. If there is an Event of Default under the Lease and such Event of Default leads to the enforcement of any remedies against Tenant (including the termination of the Lease prior to the expiration of the Term), then Tenant shall immediately pay to Landlord on demand, in addition to all other amounts and damages to which Landlord is entitled, the amount of Monthly Installment of Rent which would otherwise have been due and payable during any portion of the Monthly Installment of Rent Abatement Period.

(c)                                  Base Year. As of the Extended Term Commencement Date, the Base Year (Expenses) and Base Year (Taxes) shall both deemed to be calendar year 2013.

3.                                      AS-IS Condition; Tenant’s Work.

(a)                                 AS-IS Condition. Tenant hereby acknowledges and agrees that it has accepted the Premises as of the date hereof, and will accept the Premises as of the Extended Lease Term Commencement Date, in AS-IS, WHERE-IS condition without any representation or warranty of any kind made by Landlord in favor of Tenant.

(b)                                 Tenant’s Work. Notwithstanding the foregoing subsection (a), Tenant may, on or after the Extension Term Commencement Date (except as set forth on Exhibit A) complete the work set forth on Exhibit A attached hereto in accordance with the terms and conditions set forth on such exhibit.

4.                                      Landlord’s Address. Landlord’s Address set forth in the Reference Pages of the Lease is hereby deleted in its entirety and replaced with the following:

LANDLORD’S ADDRESS:

c/o IndCor Properties

2 N. Riverside Plaza, Suite 2350

Chicago, IL 60606

Attention: Lease Administration

With a copy to:

c/o IndCor Properties

7887 E. Belleview Avenue, Suite 325

Denver, CO 80111

Attention: Charles E. Sullivan

5.                                      Limitation of Landlord’s Liability. Section 40 of the Original Lease shall be amended and restated in its entirety as follows:

“40.                         Limitation of Landlord’s Liability. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership. Any liability of Landlord under this Lease shall be limited solely to its interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord. Any obligation or liability whatsoever of Landlord which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors,

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shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.”

6.             Renewal Option. For the avoidance of doubt, Exhibit E of the Original Lease and Section 6 of the First Amendment are hereby deemed null and void and of no further force and effect. Tenant shall have a one-time renewal option on the terms and conditions as set forth on Exhibit B attached hereto.

7.             Roof. Notwithstanding anything to the contrary in the Lease, Landlord may elect, in its sole discretion and from time to time, to install (or permit the installation of) telecommunication equipment, solar equipment and panels, and any other equipment for any other uses on the roof of the Premises.

8.             Tenant’s Broker. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction other than NAI Robert Lynn. Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

9.             OFAC. Tenant hereby represents and warrants that, to the best of its knowledge, neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to the defaulting party.

10.          Authority. Tenant represents and warrants to Landlord that Tenant has been and is qualified to do business in the state in which the Premises is located, that the entity has the full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

11.          Severability. If any clause or provision of this Amendment is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby. It is also the intention of the parties to this Amendment that in lieu of each clause or provision of this Amendment that is illegal, invalid or unenforceable, there be added, as a part of this Amendment, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

12.          Counterparts and Delivery. The Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. Execution copies of the Amendment may be delivered by facsimile or email, and the parties hereto agree to accept and be bound by facsimile signatures or scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the binding effect as an original signature on an original document. Notwithstanding the foregoing, Tenant shall, upon Landlord’s request, deliver original copies of the Amendment to Landlord at the address set forth in such request. Neither party may raise the use of a facsimile machine or scanned document or the fact that any signature was transmitted through the use of a facsimile machine or email as a defense to the enforcement of the Amendment.

13.          Conflict; Ratification. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control. Landlord and Tenant hereby agree that (a) this Amendment is incorporated into and made a part of the Lease, (b) any and all references to the Lease hereinafter shall include this Amendment, and (c) the Lease, and all terms, conditions and provisions of the Lease, are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly authorized, executed and delivered as of the day and year first set forth above.

TENANT:		LANDLORD:

INTRUSION, INC., a Delaware corporation		CWTX CORPORATE PLACE 87, L.P., a Delaware limited partnership

By:	/s/ Michael L. Paxton	By:	CWTX GP, L.L.C., a Delaware limited liability
Name:	Michael L. Paxton		company, its general partner
Title:	VP & CFO

		By:	/s/ Charles E. Sullivan
		Name:	Charles E. Sullivan
		Title:	Vice President

EXHIBIT A

TENANT’S WORK

(a)              Tenant’s Work. Landlord shall contribute, on the terms and conditions of this Exhibit A, up to a maximum amount of $111,108.00 (the “Allowance”) towards Tenant’s alterations and improvements to the Premises as agreed to between Landlord and Tenant and provided that any such alterations or improvements will become permanently affixed to the Property, directly benefit the Building, and are agreed to by Landlord, such consent not to be unreasonably withheld (collectively, the “Tenant’s Work”). Landlord’s agreement to provide the Allowance is expressly conditioned upon Tenant’s submission of detailed plans and specifications for the Tenant’s Work to Landlord with Tenant to finalize such plans and specifications in response to any of Landlord’s comments thereto within five (5) business days of Landlord’s response to such submission.

(b)              Landlord’s Approval; Tenant’s Obligations. The Tenant’s Work shall be subject to the terms of Section 6 of the Lease. In addition to obtaining Landlord’s consent as and when required pursuant to Section 6 of the Lease, Tenant shall obtain Landlord’s prior written consent for any of the Tenant’s Work for which Tenant will seek reimbursement from the Allowance. In all cases, Tenant shall deliver plans and specifications for the Tenant’s Work, and any other documentation reasonably requested by Landlord, to Landlord for approval prior to commencing any of the Tenant’s Work. All of the Tenant’s Work shall be constructed and undertaken in a good and workmanlike manner and in compliance with all applicable laws, and Tenant shall perform, at its expense, any alteration or modification required by any applicable laws as a result of the Tenant’s Work. Landlord may monitor the construction of the Tenant’s Work, subject to the obligation to provide prior notice to Tenant of any entry onto the Premises (except in the case of emergency, in which case no prior notice is required). In the event the scope of work requested by Tenant is such that Landlord elects to engage a third-party architect, engineer, or other similar consultant or professional to review such proposed work, Tenant shall reimburse Landlord for its actual, reasonable out-of-pocket costs in reviewing plans and specifications and in monitoring the construction for compliance with such approved plans and specifications. Landlord’s right to approve the Tenant’s Work and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that the Tenant’s Work complies with any applicable laws. In addition, Landlord may collect a construction management fee in an amount which shall be calculated based upon the scope of the Tenant’s Work as described herein and any additional work requested by Tenant and agreed to by Landlord, taking into account costs generally payable for similar services within the market area in which the Building is located, and such fee shall be paid, in part or in whole, from the Allowance with any amount not covered by the Allowance to be paid by Tenant directly to Landlord (or, at Landlord’s election, to Landlord’s property manager). Landlord shall provide Tenant with a good faith estimated cost of the expected construction management fee; provided, however, Tenant hereby agrees and acknowledges that the estimated cost of such fee is an estimate only and Landlord makes no guaranty or warranty that such estimate will be accurate.

(c)              Allowance. The Allowance may be used only for the hard costs and Eligible Soft Costs (as hereinafter defined) of construction of the Tenant’s Work pursuant to the approved plans and specifications. “Eligible Soft Costs” shall be deemed to be costs and expenses incurred by Tenant which are directly and primarily related to the Tenant’s Work and which relate solely to the work of any architect, space planner, engineer, or similar construction professional or which are direct payments made to applicable authorities for permitting and license fees; provided, however, that in no event shall the Eligible Soft Costs exceed fifteen percent (15%) of the total Allowance or be used for services provided in connection with the negotiation of the Lease. For the avoidance of doubt, Eligible Soft Costs shall expressly exclude any financing, attorney, or other costs and expenses not expressly permitted hereunder. In no event will the Allowance be used to pay for moving or storage expenses or furniture, racking, equipment, cabling, telephone systems or any other item of personal property which is not intended to be permanently affixed to the Premises. Payment of the Allowance shall be made by Landlord to Tenant within thirty (30) days following the last to occur of: (i) completion of the Tenant’s Work, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who performed the Tenant’s Work, and (iv) Landlord’s receipt of a copy of the final closed-out permit approved by the applicable governing authority for any work which requires the same. Landlord shall be under no obligation to pay for any of the Tenant’s Work in excess of the Allowance. Further, the Allowance shall only be available for Tenant’s use for work performed and submitted for reimbursement in accordance with the terms of this exhibit from the Extension Term Commencement Date through December 31, 2016, at which time

Tenant hereby waives any and all rights to any unused portion of the Allowance; provided, however, that Landlord agrees to permit Tenant, upon Tenant’s written request, to commence any portion of the Tenant’s Work related solely to the HVAC system servicing the existing server area located within the Premises prior to the Extension Term Commencement Date.

EXHIBIT B

RENEWAL OPTION

Notwithstanding anything to the contrary in the Lease, Tenant shall have one (1) option to renew the Lease Term (the “Renewal Option”) on the following terms and conditions:

(a)                                           Provided that as of the date of the receipt of the Renewal Notice (as hereinafter defined) by Landlord and the Renewal Commencement Date (as hereinafter defined), (i) Tenant is the tenant named on the Lease as of the Extended Term Commencement Date, (ii) Tenant actually occupies all of the Premises, and (iii) no default exists, or would exist but for the passage of time or the giving of notice, or both, then Tenant shall have the right to extend the Term for an additional term of sixty (60) months (the “Renewal Term”) commencing on the day following the expiration of the Extended Term (the “Renewal Commencement Date”). Tenant shall give Landlord written notice (the “Renewal Notice”) of its election to renew the Term in accordance with the terms hereof at least six (6) months, but not more than nine (9) months, prior to the scheduled expiration date of the Extended Term.

(b)                                          The Annual Rent payable by Tenant to Landlord during the Renewal Term shall be the greater of (i) the Annual Rent applicable to the last year of the Extended Term, and (ii) the then-prevailing market rate for comparable space in comparable buildings in the vicinity of the Property taking into account the size of the Lease, the length of the renewal term, market escalations, and the credit of Tenant. The Annual Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).

(c)                                           Within thirty (30) days of receipt of the Renewal Notice, Landlord shall notify Tenant of its determination of the Annual Rent (which shall be made in Landlord’s sole discretion) for the Renewal Term, and Tenant shall advise Landlord in writing of any objection within ten (10) days of receipt of Landlord’s notice. Failure to respond within the ten (10) day period shall constitute Tenant’s rejection of such Annual Rent with Tenant’s exercise of the Renewal Option deemed withdrawn and the Lease shall expire or terminate in accordance with its terms. If Tenant objects in writing, Landlord and Tenant shall commence negotiations to attempt to agree upon the Annual Rent for a period of up to fifteen (15) days after Landlord’s receipt of Tenant’s objection notice. If the parties cannot agree, each acting in good faith but without any obligation to agree, on the Annual Rent on or before the end of such fifteen (15) day period, then Tenant’s exercise of the Renewal Option shall be deemed withdrawn and the Lease shall expire or terminate in accordance with its terms.

(d)                                          The determination of the Annual Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for Expenses, Taxes, and any other reimbursable or chargeable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such items with respect to the Premises during the Renewal Term.

(e)                                           Except for the Annual Rent for the Renewal Term as determined above, Tenant’s occupancy of the Premises during the Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Extended Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew, terminate or extend the Lease.

(f)                                             If Tenant does not give the Renewal Notice within the period set forth above, the Renewal Option shall automatically terminate. Time is of the essence as to the giving of the Renewal Notice.

(g)                                          Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Renewal Term. The Premises shall be tendered on the Renewal Commencement Date in “as-is” condition.

(h)                                          If the Lease is extended for the Renewal Term, then, promptly after the determination of Annual Rent in accordance with the terms of this exhibit, Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Term and the other provisions applicable thereto.

(i)                                              If Tenant exercises its right to renew the term of the Lease for the Renewal Term pursuant to this exhibit and the parties execute the amendment, the term “Term” as used in the Lease shall be construed to include, when practicable, the Renewal Term except as provided in subparagraph (e) above.